SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT


                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. 1)


Filed by the Registrant  /x/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

         /x/  Preliminary Proxy Statement

         / / Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

         / /  Definitive Proxy Statement

         / /  Definitive Additional Materials

         / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         HARNISCHFEGER INDUSTRIES, INC.
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         /x/  No fee required.

         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)   Title of each class of securities to which transaction applies:

         (2)   Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:

         (4)   Proposed maximum aggregate value of transaction:

         (5)   Total fee paid:

               / /  Fee paid previously with preliminary materials:

         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)   Amount previously paid:

         (2)   Form, Schedule or Registration Statement no.:

         (3)   Filing Party:

         (4)   Date Filed:

                    PRELIMINARY COPY -- SUBJECT TO COMPLETION

                               ------------------
                         HARNISCHFEGER INDUSTRIES, INC.
                              3600 SOUTH LAKE DRIVE
                          ST. FRANCIS, WISCONSIN 53201

                     REVOCATION OF CONSENT STATEMENT BY THE
              BOARD OF DIRECTORS OF HARNISCHFEGER INDUSTRIES, INC.
                      IN OPPOSITION TO TRINITY I FUND, L.P.
                               ------------------


                                                              May __, 1999


Dear Shareholder:

         This Revocation of Consent Statement (this "Consent Revocation Statement") and the enclosed yellow form of revocation of consent are furnished by the Board of Directors (the "Board") of Harnischfeger Industries, Inc. (the "Company") to the holders of shares of Common Stock of the Company (the "Common Shares"), par value $1.00 per share, in connection with the Board's opposition to the solicitation (the "Trinity Solicitation") of written consents by and on behalf of Trinity I Fund, L.P., Portfolio Genpar, LLC, and Portfolio FF Investors, L.P. (collectively, the "Trinity Group") to take action without a shareholders' meeting. Portfolio Genpar, LLC is wholly owned by Trinity I Fund, L.P. and is the sole general partner of Portfolio FF Investors, L.P., which was formed to hold Trinity I Fund L.P.'s investment in the Company.


         THE MEMBERS OF THE BOARD PRESENT UNANIMOUSLY VOTED TO OPPOSE THE TRINITY SOLICITATION. THE BOARD URGES YOU NOT TO SIGN ANY BLUE CONSENT CARDS SENT TO YOU BY THE TRINITY GROUP.


         IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED ANY SUCH CONSENT CARD TO THE TRINITY GROUP, YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND. THE BOARD URGES YOU TO SIGN, DATE AND MAIL THE ENCLOSED YELLOW REVOCATION OF CONSENT CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

         EVEN IF YOU HAVE NOT PREVIOUSLY SIGNED AND RETURNED ANY SUCH CONSENT TO THE TRINITY GROUP, YOU MAY SEND A YELLOW REVOCATION OF CONSENT CARD TO THE COMPANY, WHICH WILL HAVE NO LEGAL EFFECT BUT WHICH WOULD ASSIST US IN MONITORING THE PROGRESS OF THE CONSENT SOLICITATION.

         IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, ONLY YOUR BANK, BROKER OR NOMINEE CAN VOTE YOUR SHARES AND ONLY PURSUANT TO YOUR SPECIFIC VOTING INSTRUCTIONS. ACCORDINGLY, YOU ARE URGED TO REJECT THE TRINITY SOLICITATION BY SIGNING, DATING AND RETURNING THE ENCLOSED YELLOW CONSENT REVOCATION CARD PROMPTLY, USING THE ACCOMPANYING POSTAGE-PAID ENVELOPE PROVIDED BY YOUR BANK, BROKER OR NOMINEE.

These are preliminary revocation of consent materials and accordingly do not include a revocation of consent card. Once the materials become definitive you will receive a copy of these materials along with our YELLOW Revocation of Consent Card which you can use.



        If you have any questions about revoking your consent or require assistance, please call:

                            MACKENZIE PARTNERS, INC.
                          156 FIFTH AVENUE - 9TH FLOOR
                               NEW YORK, NY 10010
                            (212) 929-5500 (COLLECT)
                                       OR
                          CALL TOLL FREE 1-800-322-2885



 This Revocation of Consent Statement and Form of Revocation of Consent Card is first being sent to shareholders on or about ________, 1999.

                                  THE PROPOSALS

SUMMARY

         The Trinity Group has proposed amending the Company's by-laws (the "Bylaws") as follows (the "Trinity Proposals"):

                  (i) The first proposal would amend the Bylaws to require the Board to submit a merger, restructuring, joint venture or similar transaction having a transaction value of in excess of $100 million to a vote of shareholders for their prior approval.

                  (ii) The second proposal would amend the Bylaws to separate the offices of Chairman and Chief Executive Officer and would provide that the Chairman must be a non-management (i.e., not a current or former employee of the Company) director.

                  (iii) The third proposal would amend the Bylaws to permit shareholders holding not less than 25% of the Company's voting stock to call a meeting between all shareholders of the Company and the non-management directors.


         The Board carefully considered each of the Trinity Proposals and determined that it was in the best interest of the Company and its shareholders to amend the Bylaws in a way that addresses each of the concerns raised by the Trinity Proposals but in a way that is not disruptive to the operations of the Company. The Board met on Monday April 19, 1999 and in light of the Board's concerns that the Bylaws proposed by Trinity were not in the best interest of the Company and that the Trinity Solicitation would be disruptive to the Company, attempted that evening to arrange a meeting between Thomas M. Taylor of the Trinity Group and two independent directors designated by the Board, Stephen
M. Peck and L. Donald LaTorre, to discuss the Board's Bylaw amendments and other matters in an effort to resolve the issues raised by the Trinity Group. The Board offered to hold the meeting at any time convenient to the Trinity Group prior to Friday April 23, 1999 (the latest date that the Board could set a record date under the Company's Bylaws). The Board believed that its proposed Bylaw amendments addressed the concerns of the Trinity Group in a meaningful way and that termination of the Trinity Solicitation would best enable the Company to pursue its initiative with Chase Securities to enhance shareholder value without further disruption. After Mr. Taylor declined to meet with the independent directors, the Board adopted its amendments to the Bylaws on Thursday April 22, 1999 and filed preliminary proxy materials in opposition to the Trinity Solicitation. The few differences between the Trinity Proposals and the Bylaw amendments adopted by the Board have been carefully considered and in the Board's opinion they are appropriate, reasonable and in the best interests of shareholders. The Company continues to work with its bank group, led by Chase Manhattan Bank, to seek to provide additional liquidity for the Company's operations and with Chase Securities (which it retained on its own initiative) to explore alternatives to enhance shareholder value. The Board had hoped that the Trinity Group would join the Company in a constructive effort and continues to believe that the Trinity Solicitation is disruptive to the Company's ability to proceed with the process it has initiated with Chase Securities. We believe that in light of the amendments to the Bylaws already adopted by the Board and discussed below addressing each of the concerns raised by the Trinity Group, the Trinity Proposals should be rejected.



         The Board is committed to good corporate governance and enhancing shareholder value. The Board has responded to shareholder concerns in the past and will continue to do so in the future. In October 1998, Thomas Taylor of the Trinity Group suggested that the Company consider adding an additional independent director to the Board and subsequently the Company appointed Stephen
M. Peck to the Board in December 1998. Although Mr. Peck was not nominated or suggested by the Trinity Group, Jeffery Grade, Chairman and Chief Executive Officer of the Company, did review Mr. Peck's background and qualifications with Mr. Taylor prior to the announcement of Mr. Peck's appointment to the Board. On April 12, 1999, the Company announced that it had hired Chase Securities, Inc. to help it evaluate alternatives to enhance shareholder value in an orderly process. The Board believes that the Trinity Solicitation and the Company's response will distract attention and energy from the process the Company has initiated with Chase Securities (which is why it attempted to meet with the Trinity Group prior to amending the Company's Bylaws), and accordingly, it will be disruptive to that process. In light of the amendments already adopted, the Board believes that each of the Trinity Proposals should be rejected. The members of the Board that were present for the Board meeting held on April 22, 1999 voted unanimously to oppose the Trinity Solicitation and to approve the Board's amendments to the Company's Bylaws. One director was traveling and not reachable by telephone and as a result could not participate in the meeting.


         SEND A SIGNAL TO THE TRINITY GROUP THAT THE TRINITY SOLICITATION SHOULD BE TERMINATED BY EXECUTING THE ENCLOSED YELLOW REVOCATION OF CONSENT CARD.

         WE STRONGLY URGE YOU NOT TO SIGN OR RETURN ANY OF THE BLUE CONSENT CARDS OR OTHER DOCUMENTS SENT TO YOU BY THE TRINITY GROUP OR THEIR AGENTS.

TRINITY PROPOSAL NO. 1.  SIGNIFICANT TRANSACTIONS

         Under the first proposal, the Trinity Group requested that the Company amend the Bylaws to add a provision requiring that the Board submit merger, restructuring, joint venture or similar transactions having a transaction value in excess of $100 million to a vote of the shareholders.

         In response to this proposal, the Board amended the Bylaws to add a new
Article XIII as set forth below. It is marked to show differences from the first Trinity proposal. Language from the Trinity Proposal which was not included in the amended Bylaw is bracketed and language in the amended Bylaw which was not included in the Trinity Proposal is underlined.

                                  ARTICLE XIII

                            SIGNIFICANT TRANSACTIONS

         The affirmative vote or consent of the holders of a majority of all shares of stock of the corporation unconditionally entitled to vote in elections of directors, considered for the purpose of this Article XIII as one class, shall be required for the adoption, approval or authorization of any significant transaction (as hereinafter defined). A proxy statement responsive to the requirements of the Securities Exchange Act of 1934, as amended, shall be mailed to stockholders of
                               ----------
         the corporation for purpose of soliciting stockholder approval of such significant transaction and shall contain at the front thereof, in a prominent place, any recommendation as to the advisability (or inadvisability) of the significant transaction which the directors may choose to make and an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of such significant transaction from the point of view of the stockholders of the corporation (such investment banking firm to be selected by a majority of the directors and to be paid a reasonable fee for their services by the corporation upon receipt of such opinion). As used in this Article XIII, the term "significant transaction" shall include any sale, merger, [restructuring,] joint venture or similar transaction of the corporation or any of its subsidiaries [having a transaction value (exclusive of any indebtedness assumed)] of a size in excess of 25% of
                                                  -----------------------------
         the assets of the corporation and its subsidiaries, taken as a whole,
         --------------------------------------------------------------------
         as determined in good faith by the Board[, in excess of $100 million]. The provisions of this Article XIII shall not be applicable to any
         ------------------------------------------------------------------
         transaction between the corporation and any of its subsidiaries or
         ------------------------------------------------------------------
         between any subsidiaries of the corporation.
         --------------------------------------------


Under the amended Bylaw adopted by the Board, shareholders will have an opportunity to approve significant merger, joint venture or similar transactions, as was sought by the Trinity Group. However, whereas the Trinity Group proposed a $100 million threshold for transactions requiring a shareholder vote, the amended Bylaw contains a threshold of 25% of the assets of the Company and its subsidiaries, taken as a whole. As set forth in the Company's unaudited balance sheet dated as of January 31, 1999 included in its Form 10-Q for the fiscal quarter ended January 31, 1999, 25% of the assets was approximately $717 million. In contrast to the Trinity Proposal, the amended Bylaw does not relate to "restructurings". The Board believes that the Bylaw amendment appropriately covers corporate transactions involving acquisitions, dispositions or joint ventures and that the term restructuring is too vague. In addition, the Board believes that significance is more appropriately measured based upon the percentage of assets involved rather than a fixed absolute dollar amount and that the 25% threshold addresses shareholder concerns without unduly compromising the Company's flexibility. To place this in context, Delaware law requires a shareholder vote for mergers and similar transactions involving the Company and for the sale or disposition of "all or substantially" all of the Company's assets. In addition, the Company remains subject to the rules of the New York Stock Exchange which require shareholder approval of transactions involving the issuance of Common Shares representing 20% of the outstanding Common Shares before such issuance.

         IN LIGHT OF THE BYLAW AMENDMENT ALREADY ADOPTED BY THE BOARD AND DISCUSSED ABOVE, THE BOARD RECOMMENDS THAT YOU REJECT THE TRINITY GROUP'S REQUEST FOR YOUR CONSENT TO THEIR PROPOSED BYLAW AMENDMENT BY REJECTING TRINITY PROPOSAL NO. 1.

TRINITY GROUP PROPOSAL NO. 2. SEPARATION OF CHAIRMAN AND CHIEF EXECUTIVE OFFICER

         The second proposal of the Trinity Group would amend the Bylaws to require the separation of the offices of Chairman of the Board and Chief Executive Officer and require that the Chairman of the Board be a non-management director.

         In light of this proposal the Board has adopted the following amendment to Section 1 of Article IV of the Bylaws. It is marked to show differences from the Trinity Proposal. Language from the Trinity Proposal which was not included in the amended Bylaw is bracketed and language in the amended Bylaw which was not included in the Trinity Proposal is underlined.

         SECTION 1. Number. The officers of the corporation shall be a Chairman
                    ------
         of the Board (who must be a member of the Board of Directors [other than] and who may be a current or former employee of the [Company)]
               --------------
         corporation), a Chief Executive Officer, a President, one or more Vice Presidents (the number thereof to be determined by the Board of Directors), a Secretary, a Treasurer and a Controller, each of whom shall be elected by the Board of Directors. The Board of Directors may also elect a Vice Chairman of the Board, a Chief Operating Officer and
                      -----------------------------
         one or more Group Presidents and may designate one or more of the Vice Presidents as Executive Vice Presidents or Senior Vice Presidents. Such other officers and assistant officers and agents as may be deemed necessary may be elected or appointed by the Board of Directors. Any two or more offices may be held by the same person, except the offices of [Chairman of the Board and Chief Executive Officer or any other office, the offices of] President and Secretary, and the offices of President and Vice President. The Corporate Governance Committee of the
                                       -----------------------------------------
         Board of Directors shall consider at least annually whether or not the
         ----------------------------------------------------------------------
         Chairman of the Board should be a past or present employee of the
         -----------------------------------------------------------------
         corporation and shall make a recommendation to the Board of Directors
         ---------------------------------------------------------------------
         based thereon. The Chairman of the Corporate Governance Committee will
         ----------------------------------------------------------------------
         be the lead member of the non-management directors for purposes of
         ------------------------------------------------------------------
         executive sessions of the Board of Directors when management is not
         -------------------------------------------------------------------
         present and for directing communications between non-management
         ---------------------------------------------------------------
         directors and stockholders, including with respect to the matters set
         ---------------------------------------------------------------------
         forth in Article XIII hereof and for such other purposes as the Board
         ---------------------------------------------------------------------
         of Directors may determine.
         ---------------------------


Although the Board recognizes that there is considerable debate concerning the advisability of separating the positions of Chairman and Chief Executive Officer, it believes that no consensus currently exists with respect to this issue. Rather, the Board's view is that the combination of the Chief Executive Officer and Chairman positions should be periodically reexamined. The Board believes that retaining the ability to examine the qualifications and attributes of its officers and directors on a case-by-case basis is in the best interest of the Company and its share-holders. As certain individuals may desire to be both Chairman and Chief Executive Officer, a fixed rule could adversely affect the Company's ability to attract and retain qualified personnel. Accordingly, rather than mandating the separation of the positions of Chairman and Chief Executive Officer, the amended Bylaw provides for an annual review of the issue by the Corporate Governance Committee. This retains flexibility for the Board to separate the positions at any time if it determines it to be appropriate.

         The Board has also taken additional steps to highlight its independence and its accessibility to shareholders. These include recognizing the Chairman of the Corporate Governance Committee as the "lead" member of the non-management directors for purposes of executive sessions of the Board during which time the Company's management is not present and for dealing with communications between non-management directors and shareholders. The Corporate Governance Committee is a board committee consisting entirely of outside directors and the current members of the committee are: L. Donald LaTorre (Chair), Donna M. Alvarado, Robert M. Gerrity, Stephen M. Peck and Leonard E. Redon. Under the By-laws, the Board has the power to designate members of board committees.


         The Board believes that these changes address the concerns that motivate seeking the separation of the positions of Chairman and Chief Executive Officer without locking the Company into a governance structure that might not be advantageous in all cases.

         IN LIGHT OF THE BYLAW AMENDMENT ALREADY ADOPTED BY THE BOARD AND DISCUSSED ABOVE, THE BOARD RECOMMENDS THAT YOU REJECT THE TRINITY GROUP'S REQUEST FOR YOUR CONSENT TO THEIR PROPOSED BYLAW AMENDMENT BY REJECTING TRINITY PROPOSAL NO. 2.

TRINITY GROUP PROPOSAL NO. 3.  SPECIAL MEETINGS OF NON-MANAGEMENT DIRECTORS

         This proposal would amend the Bylaws to provide that meetings between all shareholders of the Company and the non-management directors may be called by shareholders holding not less than 25% of the Company's voting stock.

         To address this proposal the Board has adopted the following amendment to Article III of the Bylaws. It is marked to show differences from the Trinity Proposal. Language from the Trinity Proposal which was not included in the amended Bylaw is bracketed and language in the amended Bylaw which was not included in the Trinity Proposal is underlined.

         SECTION 16. Special Meetings of Non-Management Directors.
                     --------------------------------------------
         Notwithstanding anything to the contrary contained in these Bylaws, a special meeting between all stockholders of the [Company] corporation
                                                                   -----------
         and the non-management members of the Board of Directors may be called at any time by stockholders holding, of record or beneficially, not less than one-quarter of all the shares unconditionally entitled to vote in elections of directors [by the written]. Stockholders may
                                                          ----------------
         request a meeting by delivering a request [or requests of such
         ---------------------------------
         stockholders delivered to the Secretary of the Company. Such stockholders shall have the right, in person or by representative, to attend any such meeting. Such stockholders may fix any place, either within or without the State of Delaware, as the place for holding any such special meeting of the non-management members] to the Corporate
                                                             ----------------
         Governance Committee of the Board of Directors setting forth in writing
         --------------------                           ------------------------
         with particularity (i) the names and addresses of the stockholders
         ------------------------------------------------------------------
         requesting the meeting and of their respective representatives; (ii) a
         ----------------------------------------------------------------------
         representation and evidence of ownership from each such stockholder
         -------------------------------------------------------------------
         regarding the class and number of shares of stock of the corporation
         --------------------------------------------------------------------
         owned by each such stockholder; and (iii) a description of the business
         -----------------------------------------------------------------------
         purpose of the meeting containing all material information relating
         -------------------------------------------------------------------
         thereto. Such stockholders shall also submit such other information as
         ----------------------------------------------------------------------
         the Corporate Governance Committee of the Board of Directors may
         ----------------------------------------------------------------
         reasonably request, including, without limitation, additional evidence
         ----------------------------------------------------------------------
         of ownership. The Corporate Governance Committee of the Board of
         ----------------------------------------------------------------
         Directors shall be entitled to establish reasonable procedures relating
         -----------------------------------------------------------------------
         to the conduct of such meeting including, without limitation, the day,
         ----------------------------------------------------------------------
         time and place of such meeting and who shall be entitled to attend such
         -----------------------------------------------------------------------
         meeting in addition to the stockholders and non-management members of
         ---------------------------------------------------------------------
         the Board of Directors. The Chairman of the Corporate Governance
         ----------------------------------------------------------------
         Committee of the Board of Directors shall serve as chairman of the
         ------------------------------------------------------------------
         meeting. Such meeting shall be held at the expense of the corporation
         ---------------------------------------------------------------------
         within 45 days after the later of the receipt of the request therefor
         ---------------------------------------------------------------------
         by the Corporate Governance Committee or the receipt of any information
         -----------------------------------------------------------------------
         reasonably requested by such committee as set forth above. The
         ----------------------------------------------------------
         directors at any such meeting may, by resolution passed by a majority of such directors, make recommendations to the entire Board of Directors. [Such] No meeting [shall] called pursuant to this Section 16
                                              ----------------------------------
         shall be required to be held at [the expense of the corporation within
         --------------------
         30 days of the request or requests therefor] any time within six months
                                                      --------------------------
         of any other meeting called pursuant to this Section 16 or within three
         ----------------------------------------------------------------------
         months of any annual or special meeting of stockholders.
         -------------------------------------------------------


Under the amended Bylaw adopted by the Board, shareholders holding not less than 25% of the Company's outstanding stock will be able to call a meeting between all shareholders of the Company and non-management directors. The amended Bylaw differs from the Trinity Proposal principally in that it includes certain procedural provisions to ensure that such meetings would be orderly and productive. Among other things, the amended Bylaw requires the requesting shareholders to submit important information with their request for a meeting, such as evidence of ownership of Common Shares and the intended purpose of the meeting. In addition, the Corporate Governance Committee is empowered to establish reasonable procedures for the conduct of the meeting, such as setting a day, time and place for the meeting and determining who will be entitled to attend the meeting in addition to the non-management directors and shareholders, who may include management of the Company (most of whom are shareholders of the Company). Finally, so that the Company would not be burdened by repetitive meetings in close succession, no meeting called pursuant to the amended Bylaw could be called at any time within six months of any other meeting called pursuant to the amended Bylaw or within three months of any annual or special meeting of shareholders.

         IN LIGHT OF THE BYLAW AMENDMENT ALREADY ADOPTED BY THE BOARD AND DISCUSSED ABOVE, THE BOARD RECOMMENDS THAT YOU REJECT THE TRINITY GROUP'S REQUEST FOR YOUR CONSENT TO THEIR PROPOSED BYLAW AMENDMENT BY REJECTING TRINITY PROPOSAL NO. 3.

                                   BACKGROUND

         The Trinity Group, according to its publically filed documents, has been a shareholder of the Company since April 1998. In response to requests by the Trinity Group, the Company arranged for several meetings during May and June 1998 between Jeffery Grade, Chairman and Chief Executive Officer of the Company, and Thomas Taylor of the Trinity Group, including a meeting at which two non-management directors were present. Mr. Taylor and Mr. Grade met again in October 1998. At this meeting, Mr. Taylor suggested that the Company consider adding an additional independent director to the Board. On December 7, 1998, the Company announced the appointment of Mr. Peck to the Board. Mr. Peck was not, however, nominated or suggested by the Trinity Group, although Mr. Grade did review Mr. Peck's background and qualifications with Mr. Taylor prior to the announcement of Mr. Peck's appointment to the Board.


         On April 6, 1999, the Trinity Group delivered a letter to the Company requesting a meeting with the non-management directors of the Board based on its understanding that the Company had failed to take action with respect to an acquisition proposal made at a premium. On April 12, 1999, the Company publicly confirmed that it had hired Chase Securities, Inc. to help evaluate alternatives for the Company designed to enhance shareholder value. On that day, the Company forwarded a copy of the press release to the Trinity Group along with a letter in which the Company noted that it believed that its actions as confirmed in the press release substantially addressed the concerns raised in Trinity's April 6 letter and that it did not believe that a meeting with the Trinity Group was necessary in light of the public disclosure of these actions. The Company also attempted to call Mr. Taylor on that day but was unable to reach him and the call was not returned.


         On the following day, the Trinity Group informed the Company that it was initiating a consent solicitation process to approve the Trinity Proposals. The Board carefully evaluated each of the Trinity Proposals with its advisors and determined that it would be in the best interest of the Company and its shareholders to amend the Bylaws as described in this Revocation of Consent Statement. The Board attempted to arrange a meeting between Mr. Taylor and two independent directors designated by the Board, Mr. Peck and Mr. LaTorre, to discuss the Board's Bylaw amendments and other matters in an effort to resolve the issues raised by the Trinity Group. The Board believed that its proposed Bylaw amendments addressed the concerns of the Trinity Group in a meaningful way and that termination of the Trinity Solicitation would best enable the Company to pursue its announced initiatives without further disruption. After Mr. Taylor declined a meeting with the independent directors, the Board adopted its amendments to the Bylaws and filed preliminary proxy materials in opposition to the Trinity Solicitation. The few differences between the Trinity Proposals and the Bylaw amendments adopted by the Board have been carefully considered and are appropriate, reasonable and in the best interests of shareholders. The Company continues to work with its bank group, led by Chase Manhattan Bank, to seek to provide additional liquidity for the Company's operations and with Chase Securities to explore alternatives to enhance shareholder value. The Board had hoped that Trinity would join the Company in a constructive effort and continues to believe that the Trinity Solicitation is dis-ruptive to the Company's ability to proceed with these announced initiatives. In light of the Bylaw amendments already adopted, the Board urges shareholders to reject the Trinity Proposals.


                               GENERAL INFORMATION

CONSENT PROCEDURE, EFFECTIVENESS AND RECORD DATE

         Section 228 of the Delaware General Corporation Law (the "DGCL") states that, unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of shareholders, or any action that may be taken at any annual or special meeting of shareholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the Company by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the Company having custody of the books in which proceedings of meetings of shareholders are recorded. The Company's Certificate of Incorporation does not prohibit shareholder action by written consent.


         Section 13 of Article II of the Bylaws sets forth an orderly process that shareholders must follow in order to seek action by written consent without a meeting. Pursuant to Section 13(a) thereof, a shareholder seeking to have the shareholders of the Company authorize or take action by written consent is required to request, by written notice to the Secretary of the Company, that the Board fix a record date. The close of business on April 30, 1999 (the "Record Date") has been established as the record date for determining shareholders entitled to consent to corporate action in writing without a meeting. As of the Record Date, there were 47,941,690 Common Shares issued and outstanding.

         For the Trinity Solicitation to succeed, the Trinity Group must obtain and deliver to the Company properly completed, effective, unrevoked consents signed by the holders of record as of the Record Date of a majority of the Common Shares outstanding as of the Record Date. Pursuant to the Bylaws, to ensure a fair and orderly process, nationally recognized independent inspectors of elections retained by the Company will perform a review of the validity of the consents and revocations to determine whether the consents delivered in accordance with Section 13(a) of Article II of the Bylaws represent at least the minimum number of votes that would be necessary to take the corporate action. Under Section 228 of the DGCL, in order to be effective, consents must be delivered within 60 days of the date of the earliest dated consent delivered to the Company. A shareholder may revoke any previously signed consent by signing, dating and returning a YELLOW Revocation of Consent Card. If the Trinity Proposals are adopted pursuant to the consent procedure, the Company will promptly issue a press release fol-lowing receipt of certification from the inspectors of election that the Trinity Proposals have been adopted.


         If you are a shareholder of record on the Record Date you will retain your voting rights even if you sell your shares after the Record Date. Accordingly, it is important that you execute a Revocation of Consent with respect to the Common Shares held by you on the Record Date, even if you sell your Common Shares after the Record Date.

         If your Common Shares are held in the name of a brokerage firm, bank, or other institution on the Record Date, only it can execute a Revocation of Consent with respect to your shares and only after receiving your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions for the YELLOW Revocation of Consent Card to be signed representing your shares. The Board urges you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to the Company, care of MacKenzie Partners, Inc., at the address set forth above, so that the Company will be aware of all instructions given and can attempt to ensure that such instructions are followed.

         For purposes of permitting the inspectors of elections to perform their review, no action by written consent without a meeting shall be effective until such date as the inspectors certify to the Company that the consents delivered to the Company in accordance with Section 13 of Article II of the Bylaws represent at least the minimum number of votes that would be necessary to take the corporate action. Notwithstanding such review, the Board and/or any shareholder is entitled to contest the validity of any consent or revocation, whether before or after such certification by the inspector of elections, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

CONSENTS REQUIRED


         Each Common Share outstanding as of the Record Date entitles the holder thereof to one vote on each of the Trinity Proposals. Accordingly, written consents by holders representing a majority of the issued and outstanding Common Shares as of the Record Date, that is approximately 23,970,000 Common Shares (not including abstentions and broker non-votes), will be required to adopt and approve each of the Trinity Proposals. Each abstention and broker non-vote with respect to any of the Trinity Proposals will have the same effect as a vote against such Trinity Proposal.


EFFECT OF THE YELLOW REVOCATION OF CONSENT CARD

         Any shareholder may revoke any previously signed consent at any time before the time that the action authorized by the executed consent becomes effective by duly signing, dating and returning the enclosed YELLOW Revocation of Consent Card or by executing a later-dated instrument expressly revoking the consent. If a shareholder who has executed and returned the YELLOW Revocation of Consent Card fails to check a box marked "REVOKE CONSENT" or

"DO NOT REVOKE CONSENT" with respect to any of the Trinity Proposals, such shareholder will be deemed to have revoked all previous consents with respect to such Trinity Proposals.

                          VOTING SECURITIES OUTSTANDING


         The following table lists the beneficial ownership of Common Shares as of April 20, 1999 by (1) any person known to the Company to own beneficially more than 5% of the Common Shares, (2) each of the Company's directors and the Company's five most highly compensated executive officers at the end of the last fiscal year and (3) all the Company's executive officers and directors as a group. Beneficial ownership consists of sole voting power and sole investment power except as noted below. All Common Shares beneficially owned by executive officers and the directors under the Directors Stock Compensation Plan and the Supplemental Retirement and Stock Funding Plan are voted by the trustee of the Company's Deferred Compensation Trust as directed by the Company's Management Policy Committee.


     NAME AND ADDRESS OF
       BENEFICIAL OWNER                         SHARES OWNED                     PERCENT OF CLASS(1)

Trinity                                         3,834,150 (2)                            7.7%
201 Main Street, Suite 3200
Fort Worth, Texas  76102

Trimark Financial Corporation                   5,000,300 (3)                           10.1%
One First Canadian Place
Suite 5600, P. O. Box 487
Toronto, Ontario
Canada  M5X 1E5

Brinson Partners, Inc.                          4,135,040 (4)                            8.3%
209 South LaSalle
Chicago, Illinois  60604-1295

Morgan Stanley, Dean Witter,                    3,590,010 (5)                            7.3%
Discover & Co.
1585 Broadway
New York, New York  10036

ICM Asset Management, Inc.                      2,629,750                                5.3%
601 West Main Avenue
Suite 600
Spokane, Washington  99201

Jeffery T. Grade                                1,119,611 (7)                            2.2%
John N. Hanson                                    229,858 (8)                            *
Francis M. Corby, Jr.                             486,266 (9)                            *
Mark E. Readinger                                  24,744 (10)                           *
James A. Chokey                                    68,130 (11)                           *
Larry D. Brady                                      7,212 (12)                           *

Robert M. Gerrity                                   3,747 (13)                           *
John D. Correnti                                    5,745 (14)                           *
Robert B. Hoffman                                   5,261 (15)                           *
Jean-Pierre Labruyere                               8,145 (14)                           *
L. Donald LaTorre                                   5,304 (16)                           *
Leonard Redon                                       4,456 (14)                           *
Donna M. Alvarado                                   6,388 (17)                           *
Harry L. Davis                                     15,200 (14)                           *
Stephen M. Peck                                    12,000 (18)                          -0-
All executive officers and directors            2,098,910 (19)                           4.2% as a group
(19 persons)

-------------------

*      Less than 1%.

(1) The percent of class is based on 47,941,690 shares of Common Stock outstanding and 1,582,066 shares which are subject to options currently exercisable or which will become exercisable within 60 days of April 20, 1999.

(2) Shares are held by Portfolio FF Investors, L.P., the sole general partner of which is Portfolio Genpar, LLC, which is wholly owned by Trinity I Fund, L.P. Trinity I Fund, L.P.'s sole general partner is TF Investors, L.P., whose sole general partner, in turn, is Trinity Capital Management, Inc., all of whose stock is owned by Thomas M. Taylor.

(3) Based on information contained in a Schedule 13G, Amendment No. 4, filed with the Securities Exchange Commission on February 1, 1999 by Trimark Financial Corporation.

(4) Based on information contained in a Schedule 13G, Amendment No. 1, filed with the Securities Exchange Commission on February 3, 1999 by Brinson Partners, Inc. ("Brinson"). Brinson, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, reported shared voting power and shared dispositive power as to these shares. The report was also filed on behalf of Brinson Holdings, Inc., SBC Holding (USA), Inc. and Swiss Bank Corporation.

(5) Based on information contained in a Schedule 13G, Amendment No. 1, filed with the Securities Exchange Commission on February 5, 1999 by Morgan Stanley, Dean Witter, Discover & Co. and its wholly-owned subsidiary, Miller, Anderson & Sherrerd, LLP, investment advisers registered under
       Section 203 of the Investment Advisors Act of 1940. Morgan Stanley, Dean Witter, Discover & Co. reported shared voting power as to 3,136,150 shares and shared dispositive power as to 3,590,010 shares. Miller, Anderson & Sherrerd, LLP reported shared voting power as to 2,539,300 shares and shared dispositive power as to 2,931,860 shares.

(6) Based on information contained in a Schedule 13G filed with the Securities Exchange Commission on February 10, 1999 by ICM Asset Management, Inc. ICM reported sole voting power as to 1,871,900 shares and sole dispositive power as to 2,629,750 shares.

(7) Includes 347,113 shares Mr. Grade has a right to acquire upon exercise of stock options, 934 shares beneficially owned under the Profit Sharing Plan, 405,974 shares held under the Supplemental Retirement and Stock Funding Plan and 105,205 shares Mr. Grade has agreed not to sell as long as he remains employed by the Company.

(8) Includes 68,057 shares Mr. Hanson has a right to acquire upon exercise of stock options and 21,964 shares held under the Supplemental Retirement and Stock Funding Plan.

(9) Includes 209,660 shares Mr. Corby has a right to acquire upon exercise of stock options, 934 shares beneficially owned under the Profit Sharing Plan, 45 shares beneficially owned under the 401(k) Plan, 115,330 shares held under the Supplemental Retirement and Stock Funding Plan and 52,550 shares Mr. Corby has agreed not to sell so long as he remains employed by the Company. Also includes 10,200 shares owned by Mr. Corby's three sons.

(10) Shares Mr. Readinger has a right to acquire upon exercise of stock options.

(11) Includes 10,879 shares Mr. Chokey has a right to acquire upon exercise of stock options and 49,333 shares held under the Supplemental Retirement and Stock Funding Plan.

(12) Includes 500 shares held jointly with his wife and 6,712 shares beneficially owned under the Directors Stock Compensation Plan.

(13) Includes 2,747 shares beneficially owned under the Directors Stock Compensation Plan.

(14)   Shares beneficially owned under the Directors Stock Compensation Plan.

(15) Includes 4,261 shares beneficially owned under the Directors Stock Compensation Plan.

(16) Includes 4,304 shares beneficially owned under the Directors Stock Compensation Plan.

(17) Includes 5,888 shares beneficially owned under the Directors Stock Compensation Plan.

(18)   Includes 5,000 shares held by his wife.

(19) Includes the following shares held by executive officers who are not named in the table: 95,394 shares which four executive officers have a right to acquire upon exercise of stock options, 2,446 shares beneficially owned by three executive officers under the Profit Sharing Plan, 108 shares beneficially owned by one executive officer under the 401(k) Plan and 400 shares held by the wife of an executive officer as custodian for their minor children.

                     SOLICITATION OF REVOCATIONS OF CONSENT


         The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to such solicitation (other than salaries and wages of officers and employees) will be approximately $[_____]. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations of consents by mail, in person, by telecommunication or by other electronic means.


         The Company has retained MacKenzie Partners, Inc. at an estimated fee of not more than $[_____], plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations. Approximately [___] persons will be utilized by such firm in its efforts. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company's consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of capital stock. The Company has also agreed to indemnify MacKenzie Partners, Inc. against certain liabilities and expenses in connection with their respective engagements, including certain liabilities under the federal securities laws.

                       SUBMISSION OF SHAREHOLDER PROPOSALS

         All shareholder proposals to be presented at the 2000 Annual Meeting must be received by the Company not later than September 22, 1999 in order to be considered for inclusion in the Company's proxy statement and proxy for that meeting under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In addition, the Bylaws require that shareholder proposals must be received by the Company not less than 90 days nor more than 120 days before the first anniversary of the previous year's annual meeting in order to be submitted at the meeting.

                       SECTION 16(A) BENEFICIAL OWNERSHIP
                              REPORTING COMPLIANCE

         Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the last fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to the last fiscal year, the Company is not aware that any director, officer or beneficial owner of more than 10% of the Common Shares failed to file on a timely basis reports required by
Section 16(a) of the Exchange Act during the last fiscal year and current fiscal year.

                                    IMPORTANT

         1. If your shares are registered in your own name(s), please sign, date and promptly mail the enclosed YELLOW Revocation of Consent Card, using the post-paid envelope provided.

         2. If you have previously signed and returned a consent card to the Trinity Group, you have every right to change your mind. Only your latest dated card will count. You may revoke any earlier card to the Trinity Group by signing, dating and mailing the enclosed YELLOW Revocation of Consent Card in the post-paid envelope provided.

         3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a YELLOW Revocation of Consent Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed YELLOW Revocation of Consent Card in the post-paid envelope provided. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a YELLOW Revocation of Consent Card to be issued representing your shares.

         4. After signing the enclosed YELLOW Revocation of Consent Card, do not sign any other cards. Do not even vote "against" on the Trinity Group's blue consent card.

         If you have any questions about giving your revocation of consent or require assistance, please call:

                            MACKENZIE PARTNERS, INC.
                          156 Fifth Avenue - 9th Floor
                               New York, NY 10010
                            (212) 924-5500 (COLLECT)

                                       OR

                          CALL TOLL-FREE 1-800-322-2885

              PLEASE ACT PROMPTLY -- SIGN, DATE AND MAIL THE YELLOW
                        REVOCATION OF CONSENT CARD TODAY!

                    PRELIMINARY COPY--FOR THE INFORMATION OF
                   THE SECURITIES AND EXCHANGE COMMISSION ONLY

                         HARNISCHFEGER INDUSTRIES, INC.

         THIS REVOCATION OF CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HARNISCHFEGER INDUSTRIES, INC. IN OPPOSITION TO THE SOLICITATION BY TRINITY I FUND, L.P., PORTFOLIO GENPAR, LLC, AND PORTFOLIO FF INVESTORS, L.P. (COLLECTIVELY, "TRINITY").

         THE UNDERSIGNED, the record holder of shares of Common Stock, par value $1.00 per share (the "Common Shares"), of Harnischfeger Industries, Inc. (the "Company"), hereby acts as follows concerning the following three proposals of Trinity. Unless otherwise indicated below, the action taken on the following proposals relates to all Common Shares held by the undersigned.

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU "REVOKE CONSENT" TO EACH OF THE FOLLOWING PROPOSALS.

--------------------------------------------------------------------------------
1. BYLAW AMENDMENT: relating to the addition of a provision requiring that the board of directors submit merger, restructuring, joint venture or similar transactions having a transaction value of in excess of $100 million to a vote of the shareholders.

                  [ ] REVOKE CONSENT [ ] DO NOT REVOKE CONSENT
--------------------------------------------------------------------------------

2. BYLAW AMENDMENT: relating to the separation of the offices of Chairman of the Board and Chief Executive Officer and providing that the Chairman of the Board must be a non-management (i.e., not a current or former employee of the Company) director.

                  [ ] REVOKE CONSENT [ ] DO NOT REVOKE CONSENT
--------------------------------------------------------------------------------

3. BYLAW AMENDMENT: relating to the addition of a provision providing that a meeting between all shareholders of the Company and the non-management directors may be called by shareholders holding not less than 25% of the corporation's outstanding voting stock.

                  [ ] REVOKE CONSENT [ ] DO NOT REVOKE CONSENT
--------------------------------------------------------------------------------

         Please see the Revocation of Consent Statement for additional information regarding the above Proposals.

                 (Continued And To Be Signed On the Other Side)

                REVOCATION OF CONSENT (Continued From Other Side)

         THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU SIGN, DATE AND MAIL THIS CARD TODAY AND THEREBY REVOKE ANY CONSENT THAT YOU MAY HAVE GIVEN TO THE TRINITY GROUP. If no direction is made, this revocation card will be deemed to revoke all previously executed consents. If you mark any of the boxes "do not revoke consent," any consent you may have given to that particular proposal of the Trinity Group will not be revoked.

                                    Dated:  ________________________________

                                    ________________________________________
                                        (Signature)
                                    ________________________________________
                                        (Title or authority, if applicable)
                                    ________________________________________
                                        (Signature, if held jointly)

                                    Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.




PLEASE SIGN, DATE AND MAIL THIS CARD TODAY. IF YOU NEED ASSISTANCE, PLEASE CALL MACKENZIE PARTNERS, INC. TOLL FREE AT 1-800-322-2885.